SUB-ITEM 77-E
 LEGAL PROCEEDINGS
Since February
2004, Federated
 and related entities
(collectively,
"Federated") have
been named as
defendants in
several lawsuits
that are now
pending in the
United States District
Court for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a single
 action alleging excessive
advisory fees involving
one of the Federated-sponsored
 mutual funds ("Funds").
       Federated and
its counsel have been
defending this litigation.
Additional lawsuits based upon
similar allegations may
be filed in the future.
The potential impact of
 these lawsuits, all of which
seek
monetary damages,
attorneys' fees and
expenses, and future potential
 similar suits is uncertain.
Although
we do not believe that these
lawsuits will have a material
 adverse effect on the Funds,
there can be no
assurance that these suits,
ongoing adverse publicity
and/or other developments
resulting from the
allegations in these matters
will not result in increased
 redemptions, or reduced sales,
of shares of the
Funds or other adverse
consequences for the Funds.
US_ACTIVE-105977059.1
US_ACTIVE-105977059.1